Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Reports 31 Percent Rise in Diluted EPS on 12 Percent Sales Gain

     Piscataway, N.J. – April 14, 2004 – American Standard Companies Inc. (NYSE: ASD) today announced record first-quarter sales, net income and diluted earnings per share. Earnings were $1.14 per diluted share, up 31 percent from first quarter last year. In March, the company had raised its first-quarter earnings range to $1.09-$1.15 per diluted share, up from the $1.02-$1.12 range announced in January. Sales were $2.185 billion, up 12 percent from a year ago, and net income rose to $84.6 million, up 33 percent.

     “We started 2004 with a strong quarter and are well-positioned to deliver solid growth in sales, earnings, margins and cash flow for the entire year,” said Fred Poses, chairman and chief executive officer. “All three business segments contributed to our first-quarter results. Our earnings benefited from productivity initiatives, along with volume growth and improved mix, which were driven by better markets and new product introductions, as well as from favorable foreign exchange.

     “We’re seeing some improvement in economic conditions, but certain important markets are still lagging,” said Poses. “In North America, the equipment market for small- and mid-sized buildings, a short-cycle business, has shown another quarter of growth, while the market for large commercial air conditioning equipment remains weak. European markets are still soft, affecting air conditioning, bath and kitchen and after-market sales in vehicle controls. U.S. consumer spending continues to support our growth in residential air conditioning and bath and kitchen products. North American and European truck builds are up strongly, and Asian markets remain healthy.

     “For the second quarter, we expect sales to be up about 8-10 percent and earnings in the range of $2.02-$2.16 per diluted share, up 10-18 percent from second quarter last year,” said Poses. “Based on what we achieved in the first quarter and what we see for the second quarter, we’re raising the low end of our earnings estimate for the year to $6.25 per diluted share, up from the $6.10 we announced in January. We’re maintaining the high end of our estimate at $6.60, for an earnings range that’s 14-20 percent higher than 2003.”

     In the first quarter, segment income was a record $202.2 million, up 23 percent from first quarter last year. Total operating margin for the quarter was 9.3 percent, up 0.9 percentage points. Net cash provided by operating activities was $38.8 million, $0.6 million below last year. Free cash flow was $0.7 million, up $1.5 million from a year ago. During the quarter, the company reduced interest expense by $0.9 million to $29 million because of a lower debt level. The effective tax rate for the quarter was 31 percent, which is the same as last year and this year’s expected annual rate. Corporate and other expenses increased by $10.2 million primarily because of the impact of foreign exchange and increased post-retirement and self-insurance costs.

– MORE –

     “We’re on track with our 2004 goals to generate more than $720 million in net cash provided by operating activities and more than $500 million in free cash flow, up from our record 2003 results, “ said Poses. “We’ll use our cash to reduce our debt to less than $1.5 billion and buy back our stock.”

     The tables following the news release text provide financial details, including reported results as well as results adjusted to show the impact of foreign exchange translation on sales, segment income and operating margin.

FIRST-QUARTER BUSINESS HIGHLIGHTS

     AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.16 billion, up 7 percent over first quarter last year. Growth in U.S. residential systems, global commercial unitary equipment and global commercial parts, services and solutions drove the sales increase. Segment income was $93 million, up 12 percent. Improved volume and mix outpaced unfavorable pricing and continued investments in the business, while productivity gains surpassed cost escalations. Operating margin was 8 percent, up 0.3 percentage points.

     During the quarter, American Standard announced the opening of an R&D center in Shanghai that is now developing Trane air conditioning products for the Asian market. The company won a contract to supply high-efficiency air conditioning and heating systems for The Villages, which expects to build more than 3,000 homes in Florida this year.

     Other large contracts signed during the quarter include ones for Camp Lejeune (North Carolina) military base; Central World Complex (Bangkok, Thailand) office tower, hotel and shopping center; Credit Suisse First Boston (New York City); Fortune Center (Hangzhou, China) office and service apartment complex; Galveston County (Texas) County office; General Motors (Canada) plant; Grant Unified School District (California); Harrah’s Cherokee Casino (North Carolina); Hillsborough County (Florida) Board of County Commissioners; Jacksonville (Florida) Naval Air Station; Los Angeles (California) Unified School District; Ritz Carlton (St. Thomas, U.S. Virgin Islands); Ruijia Garden (Shanghai, China) apartment complex; Safeway; Suwannabhumi International Airport (Bangkok, Thailand); and Wichita South (Kansas) High School.

     BATH AND KITCHEN sales increased 11 percent to $601.4 million. Segment income was $50.3 million, up 43 percent compared with last year. Segment income benefited from productivity gains, increased volume and improved mix primarily from growing sales of the Champion™ toilet, favorable foreign exchange and the absence of operating issues that affected results during the first half of last year. Operating margin was 8.4 percent, up 1.9 percentage points from the prior year and on track to reach the 9.0 percent goal for 2004.

     The Champion toilet with America’s Best™ Flushing System continued its strong U.S. retail and wholesale launch, with the introduction of two new models and multi-channel promotional support. During the first quarter, Bath and Kitchen also launched new total bathroom suites and expanded well-received lines in France, Germany, the Netherlands, the U.K. and Scandinavia. In addition, Bath and Kitchen introduced new “supershowers” in France and Italy. The Tonic and Venice lines from Ideal Standard and the Glance line from Jado won prestigious red dot design awards in Germany. More than 4,000 entries from more than 40 countries competed for the awards. In China, Bath and Kitchen won large commercial contracts with Hopson and Vanke, two developers of large apartment complexes.

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     VEHICLE CONTROL SYSTEMS first-quarter sales were $420.3 million, up 30 percent over first quarter last year because of higher truck builds, increased content per vehicle and continued global sales penetration. The business continued to outperform truck and bus markets around the world. Segment income was $58.9 million, up 26 percent from last year. The combination of higher volume, productivity savings and favorable foreign exchange offset increased warranty expenses, typical pricing reductions and cost escalations. In addition, the continued strength of the Euro during the quarter reduced the margin on sales from Vehicle Control Systems to the U.S.-based Meritor WABCO joint venture. Operating margin was 14 percent, down 0.4 percentage points.

     Audi has selected WABCO’s electronically controlled air suspension (ECAS) system for the new AUDI A6 passenger car, including its model for China. During the quarter, General Motors recognized WABCO North America for 100 percent on-time delivery throughout 2003 of ECAS components for its mid-size SUVs, GMC Envoy and Buick Rainier. In addition, Meritor WABCO, the North American joint venture of WABCO and ArvinMeritor, won the 2003 Technical Achievement Award from the Truck Writers of North America for its roll stability control product, which WABCO developed.

– END –

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available under the heading, “American Standard’s First Quarter 2004 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. For those unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-5508. Please call five to ten minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 1:30 p.m. EDT today until 11:30 p.m. EDT on April 21. For the replay, please dial (719) 457-0820. The replay access code is 684713.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Actual results may differ materially from these expectations as a result of many factors, relevant examples of which are set forth in the company’s 2003 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements.

American Standard is a global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 28 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, 732 980-6048, lglover@americanstandard.com, or Shelly London, 732 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Gavin Bell, 732 980-6399, gbell@americanstandard.com, or Bruce Fisher, 732 980-6095, bfisher@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Red dot is a protected trademark of red dot GmbH & Co. KG.

Copyright © 2004 American Standard Inc.

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions except per share data	Three Months Ended March 31,
	2004	2003
Sales
Air Conditioning Systems and Services	$1,163.3	$1,083.7
Bath & Kitchen	601.4	542.9
Vehicle Control Systems	420.3	324.0

Total	$2,185.0	$1,950.6

Segment income
Air Conditioning Systems and Services	$93.0	$83.0
Bath & Kitchen	50.3	35.1
Vehicle Control Systems	58.9	46.7

Total	202.2	164.8
Equity in net income of unconsolidated joint ventures	6.5	4.5

	208.7	169.3
Interest expense	29.3	30.2
Corporate and other expenses	56.8	46.6

Income before income taxes	122.6	92.5
Income taxes	38.0	28.7

Net income	$84.6	$63.8

Net income per common share:
Basic	$1.17	$0.88

Diluted	$1.14	$0.87

Average outstanding common shares:
Basic	72.2	72.1
Diluted	74.1	73.4

American Standard Companies Inc.
Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Accordingly, management believes that excluding the effect is helpful in assessing the overall performance of the business.

In millions	Three Months Ended March 31,
	Reported	Reported	% Chg vs.	% Chg vs. 2003
	2004	2003	2003	Excl. FX (1)
Air Conditioning Systems and Services
Sales	1,163.3	1,083.7	7%	5%
Segment Income	93.0	83.0	12%	12%
Operating Margin	8.0%	7.7%	0.3pts	0.4pts
Backlog	641.6	618.5	4%	-1%
Bath & Kitchen
Sales	601.4	542.9	11%	2%
Segment Income	50.3	35.1	43%	29%
Operating Margin	8.4%	6.5%	1.9pts	1.6pts
Vehicle Control Systems
Sales	420.3	324.0	30%	13%
Segment Income	58.9	46.7	26%	8%
Operating Margin	14.0%	14.4%	-0.4pts	-0.6pts
Backlog	667.0	497.9	34%	17%
Total Company
Sales	2,185.0	1,950.6	12%	6%
Segment Income	202.2	164.8	23%	14%
Operating Margin	9.3%	8.4%	0.9pts	0.7pts

(1)	Excluding the impact of foreign exchange translation

American Standard Companies Inc.
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2004	2003
Current Assets:
Cash and cash equivalents	$192.3	$111.7
Accounts receivable, less allowance for doubtful accounts Mar. 2004 - $42.7; Dec. 2003 - $45.3	1,138.5	1,022.8
Inventories:
Finished products	638.3	571.8
Products in process	199.4	181.4
Raw materials	164.6	156.7

	1,002.3	909.9
Future income tax benefits	156.1	161.0
Other current assets	285.4	285.3

Total Current Assets	2,774.6	2,490.7
Facilities, less accumulated depreciation	1,488.7	1,515.4
Mar. 2004 - $977.2; Dec. 2003 - $963.5
Goodwill, less accumulated amortization:	1,124.2	1,140.4
Mar. 2004 - $412.4; Dec. 2003 - $413.1
Capitalized software, less accumulated amortization:	232.6	239.3
Mar. 2004 - $214.9; Dec. 2003 - $202.6
Debt issuance costs, net of accumulated amortization:	19.2	21.2
Mar. 2004 - $24.4; Dec. 2003 - $22.4
Other assets	507.9	471.7

Total Assets	$6,147.2	$5,878.7

Current Liabilities:
Loans payable to banks	$162.1	$49.8
Current maturities of long-term debt	2.5	2.5
Accounts payable	815.9	684.3
Accrued payrolls	279.4	294.3
Current portion of warranties	160.2	153.1
Taxes on income	139.3	136.0
Other accrued liabilities	661.8	713.5

Total Current Liabilities	2,221.2	2,033.5
Long-Term Debt	1,731.6	1,626.8
Other Long-Term Liabilities
Reserve for post-retirement benefits	663.5	657.4
Long-term portion of warranties	204.4	202.9
Deferred taxes on income	219.2	218.5
Other liabilities	409.4	425.8

Total Liabilities	5,449.3	5,164.9
Shareholders’ Equity	—	—
Preferred stock, 2,000,000 shares authorized none issued and outstanding
Common stock $.01 par value, 200,000,000 shares authorized; shares issued and outstanding: 71,661,013 in 2004 ; 72,638,326 in 2003	0.7	0.7
Capital surplus	766.1	755.5
Unearned compensation	(0.5)	(0.7)
Treasury stock	(711.0)	(584.3)
Retained earnings	917.8	833.2
Foreign currency translation effects	(197.7)	(204.5)
Deferred gain/(loss) on hedge contracts, net of tax	15.9	7.1
Minimum pension liability adjustment, net of tax	(93.4)	(93.2)

Total Shareholders’ Equity	697.9	713.8

Total Liabilities & Shareholders’ Equity	$6,147.2	$5,878.7

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used)
By Operating Activities to Free Cash Flow
(Unaudited)

In millions	Three Months Ended March 31,
	2004	2003
Cash provided by operating activities:
Net Income	$84.6	$63.8
Adjustments to reconcile net income to net cash provided by operating activities	(45.8)	(24.4)

Net cash provided by operating activities	38.8	39.4
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(38.1)	(40.5)
Proceeds from disposals of property	—	0.3

Free cash flow	$0.7	$(0.8)

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities to Free Cash Flow
(Unaudited)

In millions	Twelve Months Ended December 31,
	2004 Estimate		2003
Net cash provided by operating activities	$720.0	+	$651.2
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(230.0	)+	(215.6)
Proceeds from disposals of property	10.0	+	23.1

Free cash flow	$500.0	+	$458.7

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.